EXHIBIT 5



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                                 August 19, 2008



Liquor Group Wholesale, Inc.
4600 Touchton Road, Suite 1150
Jacksonville, FL 32246


This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Liquor Group Wholesale, Inc., a Colorado corporation (the "Company"), of up to 1,962,035 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.


We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the shares mentioned above have been validly issued and such shares are fully paid and non-assessable.


Very truly yours,

HART & TRINEN

/s/ William T. Hart

William T. Hart